As filed with the Securities and Exchange Commission on July 9, 2004
Registration No. 333-117025

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Encore Acquisition Company

(and its Subsidiaries Identified on the Following Page)
(Exact name of registrant as specified in its charter)

Delaware	1311	75-2759650
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

777 Main Street, Suite 1400 Fort Worth, Texas 76102 (817) 877-9955 (Address, including ZIP code, and telephone number, including area code, of each registrant’s principal executive offices)	Jon S. Brumley President 777 Main Street, Suite 1400 Fort Worth, Texas 76102 (817) 877-9955 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)

Copy to:

Sean T. Wheeler

Baker Botts L.L.P.
910 Louisiana
One Shell Plaza
Houston, Texas 77002-4995
(713) 229-1268
Fax: (713)-229-7868

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

TABLE OF SUBSIDIARY GUARANTOR REGISTRANTS

Exact Name of Additional	State or Other	Primary Standard
Registrant as Specified	Jurisdiction of Incorporation	Industrial Classification	I.R.S. Employer
in its Charter(1)	or Organization	Code Number	Identification Number

EAP Operating, Inc.	Delaware	1311	75-2807621
Encore Operating, L.P.	Texas	1311	75-2807888
Encore Operating Louisiana, LLC	Delaware	1311	75-2807888
EAP Properties, Inc.	Delaware	1311	75-2807620
EAP Energy, Inc.	Delaware	1311	75-2807622
EAP Energy Services, L.P.	Texas	1311	75-2808458

(1)	The address for each subsidiary guarantor registrant is 777 Main Street, Suite 1400, Fort Worth, Texas 76102, except EAP Properties, Inc., the address of which is 1209 Orange Street, Wilmington, Delaware 19801.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Delaware Corporations. Encore Acquisition Company (the “Company”), EAP Operating, Inc., EAP Properties, Inc., and EAP Energy, Inc. are corporations organized under the law of the State of Delaware. Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) liability under section 174 of the Delaware General Corporation Law (the “DGCL”) for unlawful payment of dividends or stock purchases or redemptions or (4) any transaction from which the director derived an improper personal benefit. The certificates of incorporation of each of the Company, EAP Operating, Inc., EAP Properties, Inc., and EAP Energy, Inc. provide that, to the fullest extent permitted by Delaware law, no director shall be liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director.

      The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in the corporation’s favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

      The Company’s certificate of incorporation and by-laws provide for mandatory indemnification of officers and directors to the extent permitted by the DGCL. Under the Company’s certificate of incorporation, indemnification of our employees and agents is permissive; under our by-laws, indemnification of our employees and agents is mandatory.

      Pursuant to the Company’s certificate of incorporation and by-laws, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent or is or was a director, officer, employee or agent of the Company serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power or the obligation to indemnify him against such liability.

      The bylaws of each of EAP Operating, Inc., EAP Properties, Inc. and EAP Energy, Inc. contain indemnification provisions identical to those contained in the Company’s by-laws, except that such indemnification is permissive instead of mandatory.

      The Company has entered into indemnification agreements with its directors and officers, which indemnify each person to the fullest extent permitted by Delaware law and obligate the Company to purchase and maintain insurance or similar protection on behalf of its directors and officers against personal liability against him or incurred by or on behalf of him in the capacity as a director or officer of the Company. Any insurance policy providing liability coverage for directors and officers of the Company shall continue until as long as the director or officer serves in such capacity. Pursuant to the agreements, the Company also agrees to hold harmless and indemnify each person against expenses incurred by reason of the fact that the person is or was a director, officer, employee or agent of the Company, unless his acts were committed in bad faith, were the result of active and deliberate dishonesty, or resulted in personal financial profit or other advantage to which he was not legally entitled.

      Delaware Limited Liability Company. Encore Operating Louisiana, LLC is a limited liability company organized under the laws of the State of Delaware. The Delaware Limited Liability Company Act provides that a limited liability company has the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

      The limited liability company agreement of Encore Operating Louisiana, LLC provides that, upon express approval of the managers, each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person (a) is or was the member or a manager or is or was serving as an officer of the company or (b) while the member or a manager or a person serving as an officer of the company is or was serving at the written request of the company as a manager, member, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar official or functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be indemnified by the Company to the fullest extent that would be permitted by the Delaware General Corporation Law (the “DGCL”) if the Company were a corporation organized under the DGCL and the member or manager were a director of such a corporation and each such officer were an officer of such a corporation.

      Texas Limited Partnerships. EAP Operating, L.P. and EAP Energy Services, L.P. are limited partnerships organized under the laws of the State of Texas. The Texas Revised Limited Partnership Act allows a Texas limited partnership to indemnify anyone who was, is or is threatened to be made a defendant or respondent in a proceeding because the person is or was a general partner if the person (1) acted in good faith; (2) reasonably believed (a) in the case of a general partner, that the person’s conduct was in the best interest of the limited partnership, and (b) in all other cases, that the person’s conduct was at least not opposed to the partnership’s best interests, and (3) in the case of a criminal proceeding, had no reasonable cause to believe that that the person’s conduct was unlawful.

      The partnership agreements of each of EAP Operating, L.P. and EAP Energy Services, L.P. provide that they shall indemnify, defend and hold harmless each partner, its affiliates and their respective shareholders, officers, directors, partners, members, managers, employees or agents to the fullest extent permitted under the Texas Revised Limited Partnership Act.

Item 21.	Exhibits

      (a) Exhibits

Exhibit No.		Exhibit

*3	.1(a)	Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, filed with the SEC on November 7, 2001).
*3	.1(b)	Second Amended and Restated Bylaws of the Company (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, filed with the SEC on November 7, 2001).
†3	.2(a)	Certificate of Incorporation of EAP Properties, Inc.
†3	.2(b)	By-laws of EAP Properties, Inc.
†3	.3(a)	Certificate of Limited Partnership of Encore Operating, L.P.
†3	.3(b)	Limited Partnership Agreement of Encore Operating, L.P.
†3	.4(a)	Certificate of Formation of Encore Operating Louisiana, LLC
†3	.4(b)	Limited Liability Company Agreement of Encore Operating Louisiana, LLC
†3	.5(a)	Certificate of Incorporation of EAP Operating, Inc.
†3	.5(b)	By-laws of EAP Operating, Inc.
†3	.6(a)	Certificate of Incorporation of EAP Energy, Inc.
†3	.6(b)	By-laws of EAP Energy, Inc.
†3	.7(a)	Certificate of Limited Partnership of EAP Energy Services, L.P.
†3	.7(b)	Limited Partnership Agreement of EAP Energy Services, L.P.
†4	.1	Indenture, dated as of April 2, 2004, among the Company, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association.
†4	.2	Form of 6.25% Senior Subordinated Note to Cede & Co. or its registered assigns (included as Exhibit A to Exhibit 4.1 above).
†4	.3	Registration Rights Agreement, dated April 2, 2004, by and among the Company and the other parties thereto.
5.1		Opinion of Baker Botts L.L.P.
†12	.1	Statement showing computation of ratios of earnings to fixed charges.
23.1		Consent of Ernst & Young LLP.
23.2		Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
23.3		Consent of Miller and Lents, Ltd.
†24	.1	Powers of Attorney.
†25	.1	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee for 6.25% Senior Subordinated Notes due 2014, on Form T-1.
†99	.1	Form of Letter to Depository Trust Company Participants.
†99	.2	Form of Letter to Clients.
†99	.3	Form of Notice of Guaranteed Delivery.
†99	.4	Form of Letter of Transmittal.

*	Incorporated by reference to the filing indicated.

†	Previously filed.

Item 22.	Undertakings

      (a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of any registrant pursuant to the foregoing provisions, or otherwise, such registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on July 9, 2004.

ENCORE ACQUISITION COMPANY
EAP ENERGY, INC.
EAP OPERATING, INC.
ENCORE OPERATING, L.P., by EAP Operating, Inc.,
its general partner
EAP ENERGY SERVICES, L.P., by EAP Energy, Inc.,
its general partner

By:	/s/ I. JON BRUMLEY

I. Jon Brumley
Chief Executive Officer

ENCORE OPERATING LOUISIANA, LLC

By:	/s/ THOMAS H. OLLE

Thomas H. Olle
President and Assistant Secretary

      Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on July 9, 2004.

EAP PROPERTIES, INC.

By:	/s/ ROBERT A. SAGEDY

Robert A. Sagedy
Vice President and Assistant Secretary

ENCORE ACQUISITION COMPANY

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 9, 2004.

Signature		Title

/s/ I. JON BRUMLEY I. Jon Brumley		Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

/s/ JON S. BRUMLEY Jon S. Brumley		President and Director

/s/ ROY W. JAGEMAN Roy W. Jageman		Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary (Principal Financial Officer)

/s/ ROBERT C. REEVES Robert C. Reeves		Vice President, Controller and Assistant Corporate Secretary (Principal Accounting Officer)

* Martin C. Bowen		Director

* Ted Collins, Jr.		Director

* Ted A. Gardner		Director

* John V. Genova		Director

* Howard H. Newman		Director

* James A. Winne III		Director

*By:	/s/ ROY W. JAGEMAN Roy W. Jageman Attorney-in-Fact

EAP ENERGY, INC.

EAP OPERATING, INC.
EAP PROPERTIES, INC.
ENCORE OPERATING, L.P., by EAP Operating, Inc., its general partner
EAP ENERGY SERVICES, L.P., by EAP Energy, Inc., its general partner

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 9, 2004.

Signature	Title

/s/ I. JON BRUMLEY I. Jon Brumley	Chief Executive Officer of EAP Energy, Inc., EAP Operating, Inc. and EAP Properties, Inc. (Principal Executive Officer)

/s/ ROY W. JAGEMAN Roy W. Jageman	Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary of EAP Energy, Inc., EAP Operating, Inc. and EAP Properties, Inc. (Principal Financial Officer); sole director of EAP Energy, Inc. and EAP Operating, Inc.; director of EAP Properties, Inc.

/s/ ROBERT C. REEVES Robert C. Reeves	Vice President, Controller and Assistant Corporate Secretary of EAP Energy, Inc., EAP Operating, Inc. and EAP Properties, Inc. (Principal Accounting Officer)

/s/ ROBERT A. SAGEDY Robert A. Sagedy	Director of EAP Properties, Inc.

ENCORE OPERATING LOUISIANA, LLC

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 9, 2004.

/s/ THOMAS H. OLLE Thomas H. Olle	President, Assistant Secretary and Manager (Principal Executive Officer)

/s/ JEFF RECTOR Jeff Rector	Vice President, Treasurer, Secretary and Manager (Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.		Exhibit

*3	.1(a)	Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, filed with the SEC on November 7, 2001).
*3	.1(b)	Second Amended and Restated Bylaws of the Company (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, filed with the SEC on November 7, 2001).
†3	.2(a)	Certificate of Incorporation of EAP Properties, Inc.
†3	.2(b)	By-laws of EAP Properties, Inc.
†3	.3(a)	Certificate of Limited Partnership of Encore Operating, L.P.
†3	.3(b)	Limited Partnership Agreement of Encore Operating, L.P.
†3	.4(a)	Certificate of Formation of Encore Operating Louisiana, LLC
†3	.4(b)	Limited Liability Company Agreement of Encore Operating Louisiana, LLC
†3	.5(a)	Certificate of Incorporation of EAP Operating, Inc.
†3	.5(b)	By-laws of EAP Operating, Inc.
†3	.6(a)	Certificate of Incorporation of EAP Energy, Inc.
†3	.6(b)	By-laws of EAP Energy, Inc.
†3	.7(a)	Certificate of Limited Partnership of EAP Energy Services, L.P.
†3	.7(b)	Limited Partnership Agreement of EAP Energy Services, L.P.
†4	.1	Indenture, dated as of April 2, 2004, among the Company, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association.
†4	.2	Form of 6.25% Senior Subordinated Note to Cede & Co. or its registered assigns (included as Exhibit A to Exhibit 4.1 above).
†4	.3	Registration Rights Agreement, dated April 2, 2004, by and among the Company and the other parties thereto.
5.1		Opinion of Baker Botts L.L.P.
†12	.1	Statement showing computation of ratios of earnings to fixed charges.
23.1		Consent of Ernst & Young LLP.
23.2		Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
23.3		Consent of Miller and Lents, Ltd.
†24	.1	Powers of Attorney.
†25	.1	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee for 6.25% Senior Subordinated Notes due 2014, on Form T-1.
†99	.1	Form of Letter to Depository Trust Company Participants.
†99	.2	Form of Letter to Clients.
†99	.3	Form of Notice of Guaranteed Delivery.
†99	.4	Form of Letter of Transmittal.

*	Incorporated by reference to the filing indicated.

†	Previously filed.